Exhibit 10.4

[CEO FOUR YEAR TIME-BASED INSTALLMENT VESTING FORM]

HCP, INC.

TERMS AND CONDITIONS APPLICABLE TO

TIME-BASED RESTRICTED STOCK UNITS

GRANTED UNDER THE 2006 PERFORMANCE INCENTIVE PLAN

These Terms and Conditions (“Terms”) apply to certain time-based restricted stock units granted by HCP, Inc., a Maryland corporation (the “Company”), pursuant to the HCP, Inc. 2006 Performance Incentive Plan, as amended and/or restated from time to time (the “Plan”).  If you were granted an award of time-based restricted stock units by the Company, the date of grant (the “Grant Date”) of your time-based restricted stock units (your “Units”) and the total number of shares of Common Stock with respect to your Units are set forth in the letter from the Company announcing your Unit grant (your “Grant Letter”) and are reflected in the electronic stock plan award recordkeeping system (the “Stock Plan System”) maintained by the Company or its designee.  These Terms apply to your Units if referenced in your Grant Letter and/or the Stock Plan System with respect to your Units.  If you were granted Units, you are referred to as the “Grantee” with respect to your Units.  Capitalized terms not defined herein shall have the meanings assigned to such terms in the Plan.

The Units are subject to adjustment as provided in Section 7.1 of the Plan.  The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) is the administrator of the Plan for purposes of your Units.  The Units are subject to all of the terms and conditions set forth in these Terms, and are further subject to all of the terms and conditions of the Plan, as it may be amended from time to time, and any rules adopted by the Committee, as such rules are in effect from time to time.

I.              Vesting.

(a)           Vesting of Units.  Subject to the terms and conditions of these Terms, your Units shall vest and become nonforfeitable in accordance with the following schedule, subject to your continuous service to the Company until the applicable vesting date.  (Vesting amounts pursuant to the following schedule are cumulative.)

Tranche	Percentage of Units that Vest	Vesting Date
1	25%	1st Anniversary of Grant Date
2	25%	2nd Anniversary of Grant Date
3	25%	3rd Anniversary of Grant Date
4	25%	4th Anniversary of Grant Date

The vesting schedule requires continued employment through each applicable Vesting Date as a condition to vesting of the applicable Tranche and the corresponding rights and benefits under these Terms.  Unless otherwise expressly provided herein with respect to accelerated vesting of the Units under certain circumstances, employment for only a portion of a vesting period, even if a substantial portion, will not entitle you to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in these Terms.

(b)           Acceleration on Certain Terminations of Employment.  If at any time prior to the date your Units become fully vested in accordance with Section I(a), your employment with the Company is terminated as a result of (i) your death, Disability or Retirement, (ii) a Termination Other Than For Cause, (iii) a Termination For Good Reason, or (iv) a Termination Upon a Change in Control (including a Covered Resignation), your then outstanding Units (to the extent not previously forfeited and otherwise unvested) shall fully vest immediately upon such termination of employment.  For purposes of these Terms, the terms “Covered Resignation,” “Disability,” “Termination Other Than For Cause,” “Termination for Good Reason” and “Termination Upon a Change in Control” shall have the meanings ascribed to such terms in your Amended and Restated Employment Agreement with the Company dated April 24, 2008 (the “Employment Agreement”).  Such meanings shall continue to apply for purposes of these Terms notwithstanding any termination of the “Employment Period” (as such term is defined in the Employment Agreement) in accordance with the Employment Agreement.  For purposes of these Terms, “Retirement” means a termination of your employment with the Company or any of its Subsidiaries after you have either (i) attained age 65 and completed at least five (5) years of service as an employee of the Company or any of its Subsidiaries or as a member of the Board or (ii) attained age 60 and completed at least fifteen (15) years of service as an employee of the Company or any of its Subsidiaries or as a member of the Board.

(c)           No Acceleration or Vesting Upon Other Terminations.  Except as otherwise provided in the Plan, if at any time your employment with the Company is terminated (i) by the Company, or (ii) by you, under any circumstances (other than as a result of your death, Disability, Retirement, a Termination Other Than For Cause, a Termination For Good Reason, or a Termination Upon a Change in Control, including a Covered Resignation), any of your Units that remain outstanding and otherwise unvested at the time of such termination of employment shall be automatically forfeited and cancelled in full, effective as of such termination of employment and these Terms shall be null and void and of no further force and effect.

(d)           Employment Termination Date.  If the Employment Period is in effect, the date of your termination of employment for purposes of these Terms shall be no earlier than the “Date of Termination,” as such term is defined in the Employment Agreement.  If the Employment Period is not then in effect, the date of termination of your termination of employment for purposes of these Terms shall be your actual date of termination of employment.

II.            Timing and Form of Payment.

(a)           Distribution Date.  The distribution date (the “Distribution Date”) for your Units that become vested pursuant to these Terms will be the scheduled Vesting Date of such Units as set forth in Section I(a) hereof; provided, however, that in the event that the vesting of your Units is accelerated pursuant to Section I(b), the Distribution Date of such accelerated Units will be the earlier of (i) subject to Section XIII, your Separation from Service and (ii) the scheduled Vesting Date of such Units as set forth in Section I(a) hereof.  Distribution of your vested Units will be made by the Company in shares of Common Stock (on a one-to-one basis)

on or as soon as practicable after the Distribution Date with respect to such vested Units, but in no event later than two and one-half (2 ½) months after the Distribution Date.  You will have no right to distribution of any of your Units that do not vest in accordance with the provisions hereof.  Once a vested Unit has been paid pursuant to these Terms, you will have no further rights with respect to that Unit.  For purposes of these Terms, “Separation from Service” means a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder (i.e., generally a termination of your employment with the Company or a Subsidiary).

(b)           Change in Control.  Notwithstanding the foregoing provisions of this Section II, the Administrator may provide for payment of your vested Units in accordance with the requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(A), (B) or (C) promulgated under Section 409A of the Code (or any similar successor provision), which regulation generally provides that a deferred compensation arrangement may be terminated in limited circumstances following a dissolution or change in control of the Company.

III.           Dividend Equivalent Rights.  During such time as each Unit remains outstanding and prior to the distribution of such Unit in accordance with Section II, you will have the right to receive, with respect to such Unit, an amount equal to the amount of any cash dividend paid on a share of Common Stock (a “Dividend Equivalent Right”).  You will have a Dividend Equivalent Right with respect to each Unit that is outstanding on the record date of such dividend, and such Dividend Equivalent Rights will be paid to you in cash (without interest) at the same time or within thirty (30) days after the related dividend is paid to stockholders of the Company.  Dividend Equivalent Rights will not be paid to you with respect to any Units that are forfeited pursuant to Section I, effective as of the date such Units are forfeited.  You will have no Dividend Equivalent Rights as of the record date of any such cash dividend in respect of any Units that have been paid in Common Stock; provided that you are the record holder of such Common Stock on or before such record date.

IV.           Transferability.  No benefit payable under, or interest in, the Units or these Terms shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, your or your beneficiary’s debts, contracts, liabilities or torts; provided, however, nothing in this Section IV shall prevent transfer of your Units by will or by applicable laws of descent and distribution.  You may designate a beneficiary to receive distribution of your vested Units upon your death by submitting a written beneficiary designation to the Committee in the form provided to you as part of your Grant Letter.  You may revoke a beneficiary designation by submitting a new beneficiary designation.

V.            Withholding.  Subject to Section 8.1 of the Plan and such rules and procedures as the Committee may impose, upon any distribution of shares of Common Stock in respect of your Units, the Company shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Company or its Subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates; provided, however, that the foregoing provision shall not apply in the event that you have made other provision in advance of the date of such distribution for the satisfaction of such withholding obligations.  In the event that the Company cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of your Units, the Company (or a Subsidiary) shall be entitled to require a cash payment by you or on your behalf and/or to deduct from other compensation payable to you any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

VI.           No Contract for Employment.  These Terms, the Grant Letter and the Stock Plan System are not an employment or service contract and nothing in these Terms, the Grant Letter or the Stock Plan System shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company, or of the Company to continue your employment or service with the Company.

VII.          Notices.  Any notices provided for in these Terms, the Grant Letter, the Stock Plan System or the Plan, including a Distribution Election, shall be given in writing and shall be deemed effectively given upon receipt if delivered by hand or, in the case of notices delivered by United States mail, five (5) days after deposit in the United States mail, postage prepaid, addressed, as applicable, to the Company or if to you, at such address as is currently maintained in the Company’s records or at such other address as you hereafter designate by written notice to the Company.

VIII.        Plan.  The provisions of the Plan are hereby made a part of these Terms.  In the event of any conflict between the provisions of these Terms, the Grant Letter, the Stock Plan System and those of the Plan, the provisions of these Terms shall control.

IX.           Entire Agreement.  These Terms and the Grant Letter, together with the Employment Agreement, contain the entire understanding of the parties in respect of the Units and supersede upon their effectiveness all other prior agreements and understandings between the parties with respect to the Units.  In the event of any discrepancy between these Terms, the Grant Letter and the Employment Agreement, the Employment Agreement shall control, except the definition of “Distribution Date” in these Terms shall always control.

X.            Amendment.  These Terms may be amended by the Committee; provided, however that no such amendment shall, without your prior written consent, alter, terminate, impair or adversely affect your rights under these Terms.

XI.           Governing Law.  These Terms shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of Maryland, without regard to conflicts of law provisions thereof.

XII.         Tax Consequences.  You may be subject to adverse tax consequences as a result of the issuance, vesting and/or distribution of your Units and the payment of your Dividend Equivalent Rights.  YOU ARE ENCOURAGED TO CONSULT A TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR UNITS AND SUBSEQUENT DISTRIBUTION OF COMMON STOCK AND THE TAX CONSEQUENCES OF YOUR DIVIDEND EQUIVALENT RIGHTS.

XIII.        Construction.  To the extent that these Terms are subject to Section 409A of the Code, you and the Company agree to cooperate and work together in good faith to timely amend these Terms to prevent application of the penalty and interest provisions of Section 409A(a)(1)(B) of the Code.  In the event that you and the Company do not agree as to the necessity, timing or nature of a particular amendment intended to prevent application of the penalty and interest provisions of Section 409A(a)(1)(B) of the Code, reasonable deference will be given to your reasonable interpretation of such provisions.  Notwithstanding anything to the contrary contained in these Terms or the Plan, in the event that (i) the Distribution Date (as determined under Section II) of any of your vested Units is the date of your Separation from Service and (ii) you are at the time of such Separation from Service a “specified employee” (within the meaning of Section 409A of the Code), the Distribution Date of such vested Units shall be the earlier of the date that is six (6) months after your Separation from Service or the date of your death, provided that this sentence shall only apply if and to the extent required to avoid the imputation of any tax, penalty or interest under Section 409A.

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